Exhibit (g)(ii) under Form N-1A
                                               Exhibit 10 under Item 601/Reg.S-K

                                  STATE STREET

                                DOMESTIC CUSTODY

                                  FEE SCHEDULE


                                 FEDERATED FUNDS

I.     Custody Services


     Maintain custody of fund assets. Settle portfolio purchases and sales. Report buy and sell fails. Determine and collect portfolio income. Make cash disbursements and report cash transactions. Monitor corporate actions.

                                                                     ANNUAL FEES

       ASSET

      Per Fund                                                .25 Basis Points

      Wire Fees                                                 $3.00 per wire

       Settlements:

      o   Each DTC Transaction                                      $5.00
      o   Each Federal Reserve Book Entry Transaction               $3.75
      o   Each Repo Transaction (All Repo)                          $3.75
      o   Each Physical Transaction (NY/Boston, Private Placement) $15.00
      o   Each Option Written/Exercised/Expired                    $18.75
o        Each Book Entry Muni (Sub-custody) Transaction            $15.00
      o   Government Paydowns                                       $5.00
      o   Maturity Collections                                      $8.00
      o   PTC Transactions                                          $6.00


II.    Special Services


     Fees for activities of a non-recurring nature such as fund consolidation or reorganization, extraordinary security shipments and the preparation of special reports will be subject to negotiation.

III.   Balance Credit


       MUNICIPAL FUNDS

     A balance credit equal to 75% of the average demand deposit account balance in the custodian account for the month billed times the 30 day T-Bill Rate on the last Monday of the month billed, will be applied against the month's custodian bill.

       TRANSFER AGENT

     A balance credit equal to 100% of the average balance in the transfer agent demand deposit accounts, less the reserve requirement and applicable related expenses, times 75% of the 30 average Fed Funds Rate.

IV.    Payment


     The above fees will be charged against the funds' custodian checking account thirty (30) days after the invoice is mailed to the funds' offices.

V. Term of Contract


     The parties agree that this fee schedule shall become effective January 1, 1997.

FEDERATED SERVICES COMPANY           STATE STREET

BY:      /S/ DOUGLAS L. HEIN         BY:      /S/ MICHAEL E. HAGERTY

TITLE:   SENIOR VICE PRESIDENT       TITLE:   VICE PRESIDENT

DATE:    APRIL 15, 1997              DATE:    APRIL 8, 1997
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